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Term Sheet No. K78
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. AK-I dated November 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 December 16, 2009

$ Buffered Accelerated Return Equity Securities due January 24, 2011 Linked to the iShares® Dow Jones U.S. Real Estate Index Fund

General

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The securities are designed for investors who seek a leveraged return linked to the appreciation of the iShares® Dow Jones U.S. Real Estate Index Fund. Investors should be willing to forgo interest payments and, if the Underlying declines by more than 15%, be willing to lose up to 85% of their investment.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing January 24, 2011†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about December 21, 2009 (the "Trade Date") and are expected to settle on or about December 24, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Underlying:
The iShares® Dow Jones U.S. Real Estate Index Fund (the "Underlying"). The ticker symbol for the Underlying is "IYR." For more information on the Underlying, see "The Underlying—The iShares® Dow Jones U.S. Real Estate Index Fund" herein.
Upside Participation Rate:	Expected to be 300% (to be determined on the Trade Date)
Redemption Amount:
You will be entitled to receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below.
Underlying Return:	•	If the Final Level is greater than or equal to the Initial Level, the Underlying Return will be calculated as follows, subject to the Underlying Return Cap:
	Upside Participation Rate ×	Final Level – Initial Level Initial Level
	•	If the Final Level is less than the Initial Level by not more than 15%, the Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities.
	•	If the Final Level is less than the Initial Level by more than 15%, the Underlying Return will be calculated as follows:
	Final Level – Initial Level Initial Level	+ 15%

If the Final Level is less than the Initial Level by more than 15%, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $850 per $1,000 principal amount.
Underlying Return Cap:	Expected to be 27.80% (to be determined on the Trade Date)
Buffer Amount:	15%
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Share Adjustment Factor:	Initially set at 1.0, subject to adjustment for anti-dilution events, as described in the accompanying product supplement.
Valuation Date†:	January 19, 2011
Maturity Date†:	January 24, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EQW7

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 4 of this term sheet and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the term sheet, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

ou may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$	$

Total	$	$	$

(1)    For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet. The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

December 16, 2009

Additional Terms Specific to the Securities

You should read this term sheet together with the underlying supplement dated September 14, 2009, the product supplement dated November 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated September 14, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

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  Product supplement No. AK-I dated November 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909010427/a2195638z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this term sheet and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Underlying from +100% to -100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 45, an Upside Participation Rate of 300% and an Underlying Return Cap of 27.80%. The actual Initial Level, Upside Participation Rate and Underlying Return Cap will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying Level	Underlying Return	Redemption Amount
90.00	100.00%	27.80%	$1,278.00
78.75	75.00%	27.80%	$1,278.00
67.50	50.00%	27.80%	$1,278.00
63.00	40.00%	27.80%	$1,278.00
58.50	30.00%	27.80%	$1,278.00
54.00	20.00%	27.80%	$1,278.00
51.75	15.00%	27.80%	$1,278.00
49.50	10.00%	27.80%	$1,278.00
49.17	9.27%	27.80%	$1,278.00
47.25	5.00%	15.00%	$1,150.00
46.13	2.50%	7.50%	$1,075.00
45.45	1.00%	3.00%	$1,030.00
45.00	0.00%	0.00%	$1,000.00
42.75	-5.00%	0.00%	$1,000.00
40.50	-10.00%	0.00%	$1,000.00
38.25	-15.00%	0.00%	$1,000.00
36.00	-20.00%	-5.00%	$950.00
31.50	-30.00%	-15.00%	$850.00
27.00	-40.00%	-25.00%	$750.00
22.50	-50.00%	-35.00%	$650.00
18.00	-60.00%	-45.00%	$550.00
13.50	-70.00%	-55.00%	$450.00
9.00	-80.00%	-65.00%	$350.00
4.50	-90.00%	-75.00%	$250.00
0.00	-100.00%	-85.00%	$150.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Level is 51.75, an increase of 15% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

  Underlying Return = 300% × [(51.75 - 45)/45] = 45%, subject to an Underlying
      Return Cap of 27.80%
  Underlying Return = 27.80%
  Redemption Amount = Principal × (1 + Underlying Return)
  Redemption Amount = $1,000 × 1.278
  Redemption Amount = $1,278

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,278 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying, subject to the Underlying Return Cap.

Example 2: The Final Level is 47.25, an increase of 5% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

  Underlying Return = 300% × [(47.25 - 45)/45] = 15%
  Redemption Amount = Principal × (1 + Underlying Return)
  Redemption Amount = $1,000 × 1.15
  Redemption Amount = $1,150

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,150 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying.

Example 3: The Final Level is 45, equal to the Initial Level. Because the Final Level is equal to the Initial Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Level is 42.75, a decrease of 5% from the Initial Level. Because the Final Level is less than the Initial Level by not more than 15%, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 5: The Final Level is 36, a decrease of 20% from the Initial Level. The determination of the Redemption Amount when the Final Level is less than the Initial Level by more than 15% is as follows:

  Underlying Return = [(36 - 45)/45] + 15% = -5%
  Redemption Amount = Principal × (1 + Underlying Return)
  Redemption Amount = $1,000 × 0.95
  Redemption Amount = $950

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $950 per $1,000 principal amount of securities because the Final Level is less than the Initial Level by more than the Buffer Amount and you will participate in any depreciation in the level of the Underlying beyond the Buffer Amount.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount in excess of $150 per $1,000 principal amount. You could lose up to $850 per $1,000 principal amount of securities. If the Final Level is less than the Initial Level by more than 15%, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level beyond the Buffer Amount of 15%. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

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  CAPPED APPRECIATION POTENTIAL – If the Final Level is greater than the Initial Level, for each $1,000 principal amount of securities, you will be entitled to receive at maturity $1,000 multiplied by the sum of 1 plus the Underlying Return, subject to the Underlying Return Cap. The Underlying Return will not exceed the Underlying Return Cap which is expected to be 27.80%, regardless of the appreciation in the Underlying, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be $1,278 per $1,000 principal amount of securities.

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  THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING – Although shares of the Underlying are listed for trading on the NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. In addition, BlackRock Fund Advisors, which we refer to as BlackRock, is the Underlying's investment adviser. The Underlying is subject to management risk, which is the risk that BlackRock's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to its investment strategy or otherwise, BlackRock may add, delete or substitute the equity securities held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the securities.

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  RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY – The stocks comprising the Underlying are concentrated in the real estate industry. The real estate industry is cyclical and has from time to time experienced significant difficulties. The prices of the stocks comprising the Underlying will be affected by a number of factors that may either offset or magnify each other, including:

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    employment levels and job growth;

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    the availability of financing for real estate;

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    interest rates;

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    consumer confidence;

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    the availability of suitable undeveloped land;

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    federal, state and local laws and regulations concerning the development of land, construction, home and commercial real estate sales, financing and environmental protection; and

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    competition among companies which engage in the real estate business.

    The difficulties described above could cause or prolong a downturn in the real estate industry generally or regionally and could cause the value of the stocks comprising the Underlying to decline during the term of the securities.

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  RISKS ASSOCIATED WITH REAL ESTATE INVESTMENT TRUSTS WILL AFFECT THE VALUE OF THE SECURITIES – The Underlying is composed of a variety of real estate related securities including Real Estate Investment Trusts ("REITs"). REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Underlying:

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    a decline in the value of real estate properties;

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    extended vacancies of properties;

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    increases in property and operating taxes;

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    increased competition or overbuilding;

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    a lack of available mortgage funds or other limits on accessing capital;

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    tenant bankruptcies and other credit problems;

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    limitation on rents, including decreases in market rates for rents;

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    changes in zoning laws and governmental regulations;

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    costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems;

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    investments in developments that are not completed or that are subject to delays in completion;

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    risks associated with borrowing;

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    changes in interest rates;

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    casualty and condemnation losses; and

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    uninsured damages from floods, earthquakes or other natural disasters.

    The factors above may either offset or magnify each other. To the extent that any of these conditions occur, they may negatively impact a REIT's cash flow and cause a decline in the share price of a REIT, and, consequently, the Underlying. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Underlying.

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  THE PERFORMANCE OF THE UNDERLYING MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX – The iShares® Dow Jones U.S. Real Estate Index Fund will generally invest in all of the equity securities included in Dow Jones U.S. Real Estate Index (the "Tracked Index"). There may, however, be instances where BlackRock, the Underlying investment adviser, may choose to overweight another stock in the Tracked Index, purchase securities not included in the Tracked Index that BlackRock believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of the other available investment techniques in seeking to accurately track the Tracked Index. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information about the variation between the performance of the Underlying and the performance of the Tracked Index, see the information set forth under "The Funds—The iShares Funds" in the accompanying underlying supplement.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments for funds" in the accompanying product supplement.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the expected volatility of the Underlying;

    o
    the time to maturity of the securities;

    o
    the dividend rate on the stocks comprising the Underlying;

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    interest and yield rates in the market generally;

    o
    the occurrence of certain events to the Underlying that may or may not require an adjustment to the Share Adjustment Factor;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying or stock markets generally and which may affect the level of the Underlying; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

The Underlying

The iShares® Dow Jones U.S. Real Estate Index Fund

We have derived all information contained in this term sheet regarding the iShares® Dow Jones U.S. Real Estate Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Inc. ("iShares®") and BlackRock Fund Advisors. ("BlackRock"). The iShares® Dow Jones U.S. Real Estate Index Fund is an investment portfolio maintained and managed by iShares®. BlackRock is the investment advisor to the iShares® Dow Jones U.S. Real Estate Index Fund. The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange traded fund ("ETF") that trades on the NYSE Arca, Inc. under the ticker symbol "IYR." We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729 through the SEC's web site at http://www.sec.gov. For additional information regarding iShares®, BlackRock and the iShares® Dow Jones U.S. Real Estate Index Fund, please see the Prospectus, dated September 1, 2009 (as revised on December 1, 2009). In addition, information about iShares® and the iShares® Dow Jones U.S. Real Estate Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The iShares® Dow Jones U.S. Real Estate Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publically traded securities in the real estate sector of the United States equity market as measured by the Dow Jones U.S. Real Estate Index. For further information on methodology that applies generally to the iShares® funds, please refer to "The Funds—The iShares Funds—The iShares ETF Methodology" in the accompanying underlying supplement.

The Dow Jones U.S. Real Estate Index is a freefloat-adjusted capitalization-weighted index that measures the performance of the real estate sector of the United States equity market. Component companies include those that invest directly or indirectly through development, management or ownership of shopping malls, apartment buildings and housing developments; and REITs that invest in apartments, office and retail properties. The Dow Jones U.S. Real Estate Index has a base date of December 31, 1991 and is reported by Bloomberg under the ticker symbol "DJUSRE".

Historical Information

The following graph sets forth the historical performance of the iShares® Dow Jones U.S. Real Estate Index Fund based on the closing levels of the Underlying from January 1, 2004 through December 11, 2009. The closing level of the Underlying on December 11, 2009 was 44.83. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in any return of your investment beyond the Buffer Amount.

For further information on the iShares® Dow Jones U.S. Real Estate Index Fund, see "The Underlying—iShares® Dow Jones U.S. Real Estate Index Fund" above.

Historical Performance of the iShares® MSCI Emerging
Markets Index Fund

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax adviser as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISER IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation's issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax adviser regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us (and subject to the discussion below under "Constructive Ownership Transaction Rules"), a U.S. Holder should recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the security. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security (and subject to the discussion below under "Constructive Ownership Transaction Rules"), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain "constructive ownership transactions" may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income. These rules by their terms may apply to any gain derived from the securities. Code section 1260 also provides that the IRS is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey "substantially all the economic return" with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the reference underlying. However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations. Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the reference underlying, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities. You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the "Act") was introduced in the U.S. Congress. The Act would impose a 30% withholding tax on "withholdable payments" made to foreign financial institutions (and their 50% affiliates) unless the payee foreign financial institution agrees to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the taxpayer identification number of any substantial U.S. owners to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided the beneficial owner of the payment provides such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of your gains may be subject to 30% withholding if the Act is enacted, payment is made after December 31, 2012, and the obligation is not outstanding on the date which is two years after the date of enactment.

Possible Legislation Affecting Dividend Equivalent Payments

The Act also treats a "dividend equivalent" payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine payments under the securities to be substantially similar to a dividend. Thus, if the IRS determines that a payment is substantially similar to dividend, it may be subject to withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions which will not exceed $1 per $1,000 principal amount of securities. CSSU may allow the same discount on the principal amount per security on sales of the securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to "Underwriting (Conflicts of Interest)" in the accompanying product supplement.

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